EXHIBIT 10.11

MENTOR CORPORATION

WRITTEN DESCRIPTION OF CAR ALLOWANCE PLAN

POLICY

A.          The Company provides an allowance to designated employees to assist them in the acquisition and maintenance of a car suitable for business needs.

B.           An employee receiving a car allowance must have a vehicle that is appropriate for his/her business activities and is consistent with the professional image of the Company.

C.           The following are the monthly allowance amounts (gross):

1.           Chairman, President, Chief Executive Officer:  $1,250 per month

2.           Executive and Corporate Officers:  $1,000 per month

3.           Other Designated Senior Staff reporting directly to the CEO and/or his Designee(s):  $800 per month

4.           Other Eligible Employees:  $600-$833 per month (field sales may also request reimbursement for gas and other business-related expenses as defined by the travel expense policy)